Exhibit 99.1

CBIZ ACQUIRES ONE OF SOUTH FLORIDA’S LARGEST INDEPENDENTLY OWNED INSURANCE

AGENCIES WEEKES & CALLAWAY, INC.

Cleveland, Ohio (November 6, 2014)—CBIZ, Inc. (NYSE: CBZ) today announced that it has acquired Weekes & Callaway, Inc. (“W&C”), based in Delray Beach, Florida, effective November 1, 2014.

Founded in 1954, W&C is one of the oldest and largest independently owned insurance agencies in South Florida. W&C is a full service insurance brokerage firm offering clients a complete line of services including commercial lines, personal lines, risk management, and employee benefits. W&C provides insurance services to many industries and has developed a nationally recognized expertise in providing insurance products and services to the private golf, yacht and country club communities. W&C has 50 employees and is expected to add approximately $9.0 million to annualized revenue.

Steve Gerard, Chairman and CEO of CBIZ stated, “The acquisition of Weekes & Callaway is an important step in continuing to build out our national footprint. This acquisition will further strengthen our presence in Florida and expand our profile in the club industry. Lee, Mike and their team have an excellent reputation in Florida and we look forward to growing our business together. We are particularly eager to provide expanded property and casualty products and services to our clients in this region.”

Leon A. Weekes, CEO and J. Michael Callaway, President of Weekes & Callaway together stated, “We are very excited to become part of a world-class organization such as CBIZ. Most appealing about joining CBIZ is the cultural fit as well as its national scope and reputation. We have very similar philosophies on how best to serve our clients while being mindful of what’s best for our employees. We very much look forward to the additional resources we will be able to offer our clients.”

CBIZ, Inc. provides professional business services that help clients better manage their finances and employees. CBIZ provides its clients with financial services including accounting, tax, financial advisory, government health care consulting, risk advisory, real estate consulting, and valuation services. Employee services include employee benefits consulting, property and casualty insurance, retirement plan consulting, payroll, life insurance, HR consulting, and executive recruitment. As one of the largest accounting, insurance brokerage and valuation companies in the United States, the Company’s services are provided through more than 100 Company offices in 33 states.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, the Company’s ability to adequately manage and sustain its growth; the Company’s dependence on the current trend of outsourcing business services; the Company’s dependence on the services of its CEO and other key employees; competitive pricing pressures; general business and economic conditions; and changes in governmental regulation and tax laws affecting the Company’s insurance business or its business services operations. A more detailed description of such risks and uncertainties may be found in the Company’s filings with the Securities and Exchange Commission.